Exhibit 99.1

Coastal Caribbean Oils & Minerals, Ltd.

FOR IMMEDIATE RELEASE

COASTAL PETROLEUM COMPANY AGREEMENT OPTION EXTENDED

APALACHICOLA, FL, April 29, 2010.  Phillip Ware, President and Chief Executive Officer of Coastal Caribbean Oils & Minerals, Ltd. (OTC Bulletin Board: COCBF.OB) (“Coastal Caribbean” or the “Company”), announced today that the Company and its wholly owned subsidiary, Coastal Petroleum Company (“Coastal”) received a $50,000 payment pursuant to the letter agreement entered in January with Robert J. Angerer, Sr., (Mr. Angerer) a Director and Chairman of the Board of Directors of both Coastal and the Company.

 Under the Letter Agreement, the Company and Coastal granted Mr. Angerer a three month option, with the right to extend the option for an additional three months by paying $50,000.  Mr. Angerer made the payment and elected to extend the option to fund the Company and Coastal’s operations on the following terms: to pay $3 Million to Coastal to be used for drilling one of Coastal’s Lodgepole Reef Prospects in Slope County and for operations of the Company and Coastal. In return for the payment of $3 Million, Mr. Angerer would receive 20% of the outstanding common shares of Coastal and 36% of the net revenue from the well drilled. If he exercises the first option payment Mr. Angerer then has the option to pay three additional succeeding $3 Million payments to Coastal for drilling two additional Lodgepole Reef Prospects, wells on the Starbuck East Shallow Gas Prospect in Montana and other company operations. Mr. Angerer would earn 36% of the net revenues from all operations in North Dakota and Montana if he makes the three additional payments.

If this funding is fully realized, Coastal plans to drill: its Red River Formation development prospect; three of its Lodgepole Reef prospects in Slope County, North Dakota; and six wells on its Starbuck East Shallow Gas Prospect in Montana. The Company and Coastal will also have operational funding for an estimated two years.

Now in its 56th year, Coastal Caribbean Oils & Minerals, Ltd., is engaged in the exploration for and development of oil and gas reserves through its wholly owned subsidiary, Coastal Petroleum.  Coastal Petroleum’s principal assets are its cash and its non-producing oil and gas leases within the Williston Basin, covering approximately 8,510 net acres in North Dakota and approximately 35,873 net acres in Montana.

Certain statements included in this press release, which are not historical in nature, are intended to be forward-looking statements. Coastal Caribbean cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

Contact: Robert J. Angerer, Jr. at (850) 878-2411
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